Exhibit 6.3

LEASE

THIS LEASE (this “Lease”) is made as of September 21, 2022, by and between 181 High Street LLC, a Maine limited liability company (“Landlord”) and SP PLUS CORPORATION, a Delaware corporation (“Tenant”).

W I T N E S S E T H :

IT IS MUTUALLY AGREED as follows:

I. PREMISES AND TERM

1.01. Landlord, in consideration of the rents hereinafter reserved and the covenants and agreements herein contained on the part of the Tenant to be kept, observed and performed, does hereby demise and lease to Tenant a certain parking facility located at 181 High Street, Portland, Maine 04101 (the “Premises”) (including all of “Landlord’s Fixtures and Equipment” as defined in Section 5.03 below), to have and to hold the Premises with the rights, privileges, easements and appurtenances belonging thereto unto Tenant upon the terms and conditions set forth in this Lease.

1.02. The term of this Lease (the “Term”) shall commence on October 1, 2022 (the “Commencement Date”) and end on December 31, 2022 (the “Initial Expiration Date”), provided that the Term shall automatically renew for successive three-month periods following the Initial Expiration Date (as extended, the “Expiration Date”), unless terminated by either party hereto by deliver of a written notice of such intent to terminate to the other party not less than forty-five (45) days prior to the then applicable Expiration Date or otherwise terminated in accordance with the provisions of this Lease.

1.03. Tenant acknowledges that Landlord has not made and is making no warranty of any kind or nature, express, implied or otherwise, or any covenants of any kind or nature, except as expressly set forth in this Lease, concerning the Premises or any portion thereof, and Tenant accepts the Premises in whatever state or condition the same may be, whether with respect to physical matters, compliance, title or otherwise.

1.04. Landlord reserves to itself, its agents, employees and representatives the right, at all times, to enter upon the Premises: (a) for ingress to and egress from various areas of the Premises not hereby leased, (b) to view and inspect the Premises, and (c) to make any repairs or to take such other action as Landlord deems necessary for the protection and preservation of the Premises (or any portion thereof). Tenant shall afford to Landlord and its agents, employees and representatives such rights of entry.

II. RENTAL

2.01. Tenant shall pay Landlord monthly base rent (“Base Rent”) of Sixty Thousand Dollars ($60,000.00) on or before the first (1st) day of each calendar month during the Term. If the Term commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then the Base Rent for such month shall be prorated on the basis of 1/30th of the monthly Base Rent for each day of such month. The Base Rent due for the initial partial calendar month of the Term (if any) shall be payable on the earlier of (i) the fifteenth (15th) day after the Commencement Date or (ii) the last day of the calendar month in which the Commencement Date occurs. The Base Rent due for the final partial month of the Term (if any) shall be payable on the earlier of (i) the fifteenth (15th) day of the calendar month in which the Term ends or (ii) the last day of the Term.

Tenant shall pay Landlord percentage rent (“Percentage Rent”) on a monthly basis during the Term in accordance with the schedule below:

If Monthly Gross Receipts (as defined in Section 16.03 below) are:	The percentage of Monthly Gross Receipts in excess of $82,733.00 (the “Percentage Plateau”) payable as Percentage Rent shall be:
Greater than $82,733.00 (“Target Level”)	74.0%

Each Level of Monthly Gross Receipts at which a higher percentage of Monthly Gross Receipts becomes payable as Percentage Rent is hereinafter referred to as a Target Level. Percentage Rent shall be paid monthly throughout the Term, it being agreed that Percentage Rent due (if any) with respect to any given calendar month shall be payable by the fifteenth (15th) day of the following calendar month (by way of example, the Percentage Rent for January shall be due and payable by February 15th). The Percentage Rent due with respect to any given calendar month shall be calculated by (i) determining the actual Gross Receipts for the elapsed month to date (the “Actual Monthly Gross Receipts”) and (ii) multiplying that portion of the Actual Monthly Gross Receipts in excess of the Percentage Plateau by the applicable percentage set forth above, based upon the Target Level achieved by the Actual Monthly Gross Receipts. If this Lease shall be terminated prior to the expiration of its stated Term, or if Base Rent is abated or reduced for any reason during the Term, (i) the Target Levels and the Percentage Plateau for such period shall be reduced by such amount as may be equitable when viewed in the context of all relevant circumstances, and (ii) Tenant’s obligation to pay any and all accrued Percentage Rent shall survive such termination. Both parties agree to act reasonably and in good faith in making the aforesaid determination. Base Rent, Percentage Rent, and any other amounts which Tenant is or becomes obligated to pay Landlord under this Lease are sometimes herein referred to collectively as “Rent”) and all remedies applicable to the non-payment of Rent shall be applicable thereto. Said monthly installments of Rent shall be paid via ACH or Wire Transfer to Landlord’s designated bank account, or at such other place as Landlord may from time to time designate by giving Tenant written notice thereof as provided in this Lease. Rent shall be paid without any prior demand or notice therefor (except as expressly provided herein) and shall in all events be paid without any deduction, set-off or counterclaim, and without relief from any valuation or appraisement laws. Any Rent paid more than five (5) days after Tenant’s receipt of written notice from Landlord that same is past-due shall accrue interest at the Default Rate (as defined in Section 16.01) until payment is received by Landlord. Such interest payments shall not be deemed consent by Landlord to late payments, nor a waiver of Landlord’s right to insist upon timely payments at any time, nor a waiver of any remedies to which Landlord is entitled as a result of the late payment of Rent. Landlord may apply payments received from Tenant to any obligations of Tenant then accrued, without regard to such obligations as may be designated by Tenant.

In the event of any overpayment of Percentage Rent due under this Lease, Landlord shall remit the overage to Tenant within 21 days after the date of Tenant’s written notification of such overpaid rent, failing which, in addition to all other remedies available at law or in equity, Tenant shall have the right to offset the overage against all Rent thereafter becoming due.

2.02. The business of Tenant shall be operated using equipment reasonably satisfactory to Landlord so as to allow for verification of daily transactions at the Premises. Tenant agrees to continuously keep and to preserve for a period of at least three (3) years following the expiration or termination of the Term or any term created by an extension or renewal of this Lease, whichever is longer (provided that Landlord shall, upon Tenant’s request, provide at no charge to Tenant a secure area in which to store such records), in a manner and form satisfactory to Landlord and in accordance with accepted accounting practices separate, full, complete and accurate records with respect to all operations of Tenant’s business conducted in or from the Premises, including recording the sources and amount of Tenant’s Gross Receipts relating to Tenant’s operation and use of the Premises and agrees to give Landlord and its employees, accountants, attorneys, agents and other representatives the opportunity to inspect said records at any and all reasonable times during normal business hours upon reasonable prior notice to Tenant. Said records shall include, by way of example and not by way of limitation, copies of all tax reports and tax returns submitted to taxing authorities and invoices or other similar documents relating to Tenant’s receipts from or disbursements to third parties, except that parking tickets are to be retained for only two months after issuance.

2.03. Tenant agrees to prepare and simultaneously with the payment by it of each monthly installment of Rent due under this Lease, to deliver to Landlord, at the place then fixed for Tenant’s payment of Rent, a statement (Tenant’s “Monthly Client Statement”) showing Tenant’s Monthly Gross Receipts used in calculating the amount of the monthly installment of Percentage Rent then and there being paid. Following the end of each calendar year as well as the end of the Term, Tenant shall prepare and submit a statement (the “Annual Client Statement”) covering the Gross Receipts for such period. Any adjustment due to Tenant or Landlord on the basis of the Annual Client Statement shall be made promptly after the delivery thereof.

2.04. If Landlord is not satisfied with the Annual Client Statement or any Monthly Client Statement, Landlord shall serve written notice upon Tenant of Landlord’s dissatisfaction within thirty (30) days after Landlord’s receipt of the statement complained of, specifying therein the grounds for Landlord’s dissatisfaction. Unless within fifteen (15) days after service of Landlord’s notice of dissatisfaction Tenant has satisfied Landlord with respect to such objections (which satisfaction shall be stated in writing signed by Landlord), Landlord shall have the right to make an audit of all books and records of Tenant, including Tenant’s bank accounts, which in any way pertain to or show Tenant’s Gross Receipts from its operation and use of the Premises, which audit shall be completed within sixty (60) days after Tenant makes such books and records available to Landlord. Such audit shall be completed by an accountant to be selected by Landlord, and all expenses of the audit shall be paid by Tenant if the report of such accountant shows the statement complained of to have contained any error prejudicial to Landlord’s receipt of monthly installments of Rent due under this Lease, for the part of the Term that is the subject period of said audit, in an amount equal to or greater than the greater of (i) $2,500 or (ii) five percent (5%) of the Rent already paid by Tenant for such period. The financial audit of such accountant made pursuant to this paragraph shall be conclusive upon the parties, and Tenant shall pay to Landlord within ten (10) days after a copy of the accountant’s final report has been delivered to Tenant the amount, if any, shown thereby to be due to Landlord. If Landlord makes any such audit, all statements and reports made by Tenant after the statement complained of and until ten (10) days after Tenant has received the final report of the public accountant shall be subject to Landlord’s notice of dissatisfaction. “Accountant” as used in this section means an independent, certified public accountant licensed under the laws of the State of Illinois or the State of New York or the State in which the Premises are located (the “State”). Landlord’s acceptance of Percentage Rent shall be without prejudice to Landlord’s examination, audit and other rights hereunder.

2.05. (a) Notwithstanding anything to the contrary herein contained, if (a) any of the matters set forth in subparagraph (c) below (any one, an “Unexpected Event”) occurs at any time(s) after the expiration of the first three (3) months of the Term, and (b) the average Gross Receipts received by Tenant from its operation of the business at the Premises for any two (2) consecutive calendar months subsequent to the commencement of an Unexpected Event is less than eighty-five percent (85%) of the average monthly Gross Receipts (“Tenant’s Prior Average Receipts”) received by Tenant from such operation during the shorter of (i) the twelve calendar months immediately preceding the commencement of the Unexpected Event, or (ii) the then-expired portion of the Term, Landlord and Tenant shall negotiate in good faith in an attempt to agree, within fifteen (15) days after Tenant’s notification to Landlord of the occurrence of the Unexpected Event, to a reasonable abatement of the Base Rent set forth in Section 2.01 above, which if agreed upon, shall be effective for the period (the “Abatement Period”) from and after the date on which the Unexpected Event commenced through and including the last day of the calendar month in which the Unexpected Event terminates, is withdrawn or otherwise ceases to exist. Upon the expiration of the Abatement Period, Base Rent shall revert to the amounts set forth in Section 2.01 above. If the parties do not reach an agreement with respect to abatement of Base Rent pursuant to such good-faith negotiations within the fifteen (15) day period described above, Tenant shall have the option to terminate this Lease upon ten (10) days’ prior written notice to Landlord.

(b) If an Unexpected Event occurs during the first three (3) months of the Lease Term, then Landlord and Tenant shall negotiate in good faith in an attempt to agree, within fifteen (15) days after Tenant’s notification to Landlord of the occurrence of the Unexpected Event, to a reasonable abatement of the Rent set forth in Section 2.01 above, which abatement, if agreed upon, shall be effective until the expiration of the Abatement Period, at which time Rent shall revert to the amounts set forth in Section 2.01 above. If the parties do not reach an agreement with respect to abatement of Rent pursuant to such good-faith negotiations within the fifteen (15) day period, Tenant shall have the option to terminate this Lease upon ten (10) days prior written notice to Landlord.

(c) Any one of the following shall constitute an Unexpected Event:

(1) imposition of any embargo or other comparable restriction on the importation of oil into the United States;

(2) imposition of any gasoline rationing program by the United States or the State which is not removed, stayed or otherwise lifted within thirty (30) days after its imposition;

(3) imposition by the United States or the State of any gasoline conservation measure or program that restricts the public’s unlimited right to drive automobiles (excluding, however, any tax on the manufacture, sale, lease or parking of automobiles);

(4) the existence of a significant shortage in the availability of gasoline, or an increase of more than fifteen percent (15%) over a period of thirty (30) days in the retail price of gasoline, in the greater Portland, Maine metropolitan area retail market; or

(5) closure or limitation for at least thirty (30) consecutive days of the use of any streets so as to materially limit access to the Premises.

(d) Landlord shall have the right to terminate this Lease upon not less than thirty (30) days prior written notice to Tenant in the event any single Abatement Period continues for not less than three (3) consecutive calendar months.

III. USE OF PREMISES

3.01. Tenant shall use and occupy the Premises solely for the purposes of parking passenger motor vehicles and for no other use or purpose whatsoever. Tenant will conduct said business on a twenty-four (24) hour per day basis, seven (7) days per week throughout the year, including Sundays and legal holidays, except when prevented by strikes, fires, casualty, acts of God or any other cause beyond Tenant’s reasonable control. Tenant shall implement any reasonable suggestions that Landlord may from time to time make to Tenant regarding such hours of operation.

3.02. (a) Subject to Section 3.02(e) hereof, Tenant shall institute such parking programs, such as but not limited to, validation programs and programs for parking (both reserved and unreserved) as Landlord may from time-to-time request or require.

(b) Tenant agrees to use reasonable, good faith efforts to provide that reserved parking spaces shall be used solely by the persons for whom such spaces are reserved.

(c) Tenant shall not, without Landlord’s written consent: (i) reconfigure the striping layout of the Premises, or (ii) institute a valet parking program (except for any valet parking program that may exist as of the date hereof).

(d) Subject to Section 3.02(e), Tenant shall implement any reasonable suggestions that Landlord may from time to time make to Tenant regarding the parking charges by Tenant to its patrons. Landlord hereby approves the parking charges in effect at the Premises as of the Commencement Date. The parking charges charged by Tenant to its patrons shall be determined by Tenant in its sole discretion provided that Landlord reserves the right to reasonably object to such charges if they exceed the parking charges which are charged to the general public for parking in buildings comparable to the Premises within the local market area.

(e) In the event Landlord shall require (x) any validation, free parking or other program or any other reduced parking charges, or (y) that Tenant convert any unreserved parking spaces to reserved status (whether pursuant to Section 3.02(d) or otherwise), any of which requirements the parties acknowledge will result in Tenant receiving less Gross Receipts than it would have received if such program or reduced charges had not been required, or if Landlord had not required the conversion to reserved status of previously unreserved spaces, then Landlord shall upon thirty (30) days notice (accompanied by reasonable documentation supporting the amount of the shortfall) pay such shortfall to Tenant, failing which Tenant shall be entitled to a setoff against Rent next becoming due hereunder (which amount thereupon shall be included in Gross Receipts under Section 16.03); provided, however, that no such program, reduced charges or conversion to reserved spaces shall be treated as required unless Landlord gives specific notice thereof to Tenant as permitted hereunder.

3.03. Tenant shall employ, at its own expense, sufficient experienced and qualified personnel as necessary to provide the desired quality of service to carry on its parking operations in the Premises. Tenant shall use reasonable care in hiring and discharging any of its employees.

3.04. Tenant shall not erect, maintain or use any signs or advertising media on the face of the Premises without obtaining Landlord’s prior written approval thereto.

3.05. Tenant shall pay all operating expenses of the parking business to be carried on in the Premises. As part of such operating expenses, Tenant shall bear the cost of all housekeeping and striping for the Premises and all routine repair and maintenance to the Premises, including but not limited to the parking and revenue control equipment, as set forth in Section 3.07.

3.06. Tenant shall conduct its parking operations in the Premises to the best of its ability, including the establishment of traffic patterns deemed by Tenant to be appropriate for the Premises and of procedures for the handling of damage claims that may arise from time to time and for the prevention of vehicle theft. All expenses incurred in this connection, including reasonable attorney’s fees, will be paid by Tenant.

3.07. Tenant shall, at its expense and in good and workmanlike manner, provide all housekeeping and striping for the Premises and all routine repair and maintenance to the Premises, including but not limited to all parking and revenue control equipment used in connection with and located in the Premises. By way of example and not limitation, routine repair and maintenance of parking and revenue control equipment would include adjustment, repair or replacement of components of such equipment as gate-arm belts, ticket spitter ribbons, cutting blades, clock mechanisms or loop “detectors” but would exclude full replacement of such equipment. Tenant shall keep the Premises and appurtenances, including driveways in a clean and healthful condition, according to the local ordinances and the direction of the proper public officials, all at Tenant’s expense.

Notwithstanding anything to the contrary herein contained, Landlord shall remain responsible for making or providing at the Premises, at Landlord’s sole expense, (i) all necessary structural repairs or replacements, (ii) the repair of any and all latent defects and (iii) all routine and non-routine repairs and replacements necessary to the Premises’s electrical, plumbing and mechanical systems (including without limitation fans, motors and blowers). At the beginning of the Term and from time to time, as reasonably necessary, Tenant shall advise Landlord of the need for any of the repairs or replacements to the Premises or the parking revenue and control equipment which are Landlord’s responsibility under this paragraph.

In the event that Tenant is deprived, as a result of Landlord’s performance of any repairs, replacements or maintenance of or to the Premises as hereinbefore set forth, of the use of a quantity of parking spaces such that Tenant is unable to accommodate existing parking demand at the Premises, then from and after the first day of such deprivation in use and continuing until such deprivation ceases, Base Rent shall be reduced by an amount that is equitable when reviewed in the context of the number of parking spaces taken as well as additional respects (if any) in which said deprivation in use adversely impacts Tenant’s use of the Premises. Both parties agree to act reasonably and in good faith in making the aforesaid determination.

3.08. Tenant shall not use or suffer or permit any person to use the Premises or appurtenances in connection therewith for any use or purpose or in any manner which would be in violation of the laws of the United States or of the State or the ordinances and regulations of the City of Portland, Maine (the “City”) or of any other lawful authorities, and will not itself or knowingly permit others to sell, use or give away alcoholic liquor in, on or from the Premises, and during the Term of this Lease, the Premises and appurtenances shall be kept by Tenant in a clean and wholesome condition, and all health and police regulations pertaining to or controlling the use thereof shall at all times in all respects be fully complied with by Tenant.

3.09. Tenant shall allow Landlord free access to Premises hereby leased for the purpose of examining or exhibiting the same or to make any needful repairs on the Premises in the event of Tenant’s failure to do so.

3.10. Any part of the Premises (if any) extending under any street, sidewalk or alley is leased subject to the paramount rights of the City and other municipal authorities and eviction by any such public authority of Tenant from such space or any restriction or impairment of the use of such space by Tenant shall not constitute a forcible detainer nor abate any rent hereunder. If at any time it shall be necessary on account of ordinances or regulations of public authorities to close off any part of the Premises extending under any street, sidewalk or alley, Landlord, at its own cost, shall do such work and shall be entitled to make such use of the Premises as may be necessary for such purpose.

3.11. Tenant shall make no alterations or changes in the Premises without the written consent of Landlord first had and obtained. Such consent shall not be unreasonably withheld. Landlord may impose reasonable requirements as a condition of such consent including without limitation the submission of plans and specifications for Landlord’s prior written approval, obtaining necessary permits, posting bonds, obtaining insurance, prior approval of contractors, subcontractors and suppliers, prior receipt of copies of all contracts and subcontracts, agreement to provide contractor and subcontractor lien waivers, affidavits listing all contractors, subcontractors and suppliers, use of union labor (if Landlord uses union labor), affidavits from engineers acceptable to Landlord stating that the work will not adversely affect the mechanical or utility systems of the Premises or the Premises’ structure, and requirements as to the manner and times in which the work shall be done. With respect to any alterations to which Landlord may hereafter consent and to all repairs that Tenant may hereafter undertake in the Premises, the following provisions shall apply:

(a) Tenant shall keep the Premises free from any mechanic’s, materialmen’s or similar liens or other such encumbrances in connection with any work on or respecting the Premises not performed by or at the request of Landlord. In the event that, contrary to the provisions hereof, any mechanic’s, materialmen’s, or other lien is filed or placed on the Premises, improvements, fixtures, equipment or appurtenances, because of any work done or material or equipment furnished for, by or on behalf of Tenant, Tenant shall indemnify, defend and save harmless Landlord against any loss, cost, damage, liability and expense (including reasonable attorneys’ fees and other legal expenses incurred in connection therewith in the event Tenant fails to provide its own attorneys to defend against such lien within a reasonable time after written notice from Landlord) resulting therefrom, and shall forthwith give Landlord security therefor satisfactory to Landlord, or shall forthwith cause said lien to be paid and released and removed of record. In the event that Tenant shall not remove said lien or furnish security satisfactory to Landlord against said lien and any loss, cost, damage, liability and expense to Landlord resulting therefrom, Landlord shall have the right and privilege at Landlord’s option of paying the same or any portion thereof without inquiry as to the validity thereof, and any amount so paid, including attorneys’ fees and other expenses and interest, shall be so much additional Rent hereunder due from Tenant to Landlord and shall be paid to Landlord immediately upon demand. The provisions of this Section 3.11(a) are subject to the following, namely: Tenant shall have the right to contest the validity of any such lien or claim and if Tenant in good faith does contest any such lien or claim, Tenant shall not be deemed in default hereunder while such contest is being prosecuted in good faith and with diligence, upon the condition that if Landlord shall require, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to such contested lien, claim or demand indemnifying Landlord against liability for the same and holding the Premises free from the effect of such lien or claim. Upon final determination of the validity of any such contested lien or claim, Tenant shall immediately pay the amount finally determined to be due thereon, including any judgment or decree rendered against Tenant with all proper costs and charges and shall cause any such not previously released lien to be released of record without cost to Landlord and during the pendency of such contest, Tenant shall save and keep harmless Landlord from any claim or loss by reason thereof.

(b) If Landlord consents to any alterations or additions, Tenant shall, before the earlier of commencement of the work or delivery of any materials onto the Premises, furnish Landlord with plans and specifications, names and addresses of contractors, copies of instructions, necessary permits, indemnification in a form and amount satisfactory to Landlord, and certificates of insurance from all contractors performing labor or furnishing materials, insuring Landlord against any and all liabilities which may arise out of or be connected in any way with said additions or alterations. All alterations and additions shall comply with all insurance requirements and with all ordinances and regulations of the City or any department or agency thereof, and with the requirements of all statutes and regulations of the State or any agency thereof. All alterations and additions shall be constructed in a good and workmanlike manner and only good grades of materials shall be used.

3.12. Tenant shall not allow the Premises to be used for any purposes other than that for which the Premises are demised.

3.13. If: (a) access to the Premises is denied or prevented (other than as a result of casualty, condemnation or Landlord’s performing of repairs) and Tenant is unable to and does not use the Premises as a result of such prevention of access, and (b) Tenant shall have given written notice respecting such prevention of access to Landlord and Landlord shall have failed to cure such prevention of access within ten (10) consecutive days after receiving such notice, Base Rent hereunder shall thereafter be abated until such time as access is restored or Tenant begins using the Premises again, whichever shall first occur.

IV. UTILITIES, ASSESSMENTS AND TAXES

4.01. Landlord shall provide (or cause to be provided) water, gas and electrical service for the Premises. Landlord agrees to pay and discharge all water rates, water taxes and charges made for gas and electricity supplied to the Premises.

For any utilities not provided by Landlord hereunder, which Tenant shall desire or be required by Landlord to obtain, the parties agree that Tenant shall install any necessary equipment in the Premises, and shall, if feasible, obtain such utilities directly from, and pay for the same directly to, the applicable utility company or municipality. If it is not feasible for Tenant to obtain such utilities directly from the applicable utility company or municipality, or if Landlord shall at any time elect to provide such utilities, Landlord shall seek to obtain and provide the same, and Tenant shall pay the charges for the same in the manner provided above. The installation of any such equipment, or the installation or connection of any utility lines and facilities, shall be subject to Landlord’s prior written approval as to the contractor and manner of installation and connection, and shall be subject to the other requirements for alterations of the Premises set forth in Section 3.11.

4.02. Landlord does not warrant that any water, gas, electric, telephone, or like utility service will be free from interruptions caused by repairs, renewals, improvements, changes of utility service, alterations, strikes, lockouts, labor controversies, accidents, unavailability of fuel or supplies, or any cause or causes beyond the reasonable control of Landlord. Any such interruption shall never be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof or render Landlord liable to Tenant for damages or relieve Tenant from full performance of Tenant’s obligations under this Lease.

4.03. Landlord agrees to pay all general real estate taxes and all specific assessments (if any) levied, imposed or assessed upon or with respect to the Premises during the Term of this Lease and to furnish to Tenant upon written request a duplicate or photostatic copy of all receipts showing the payment of such taxes and assessments.

4.04. Tenant shall be responsible for and shall pay before delinquency all municipal, county, state or other taxes assessed during the Term against any leasehold interest or personal property, fixtures or equipment of any kind owned by or placed in, upon or about the Premises by Tenant. Furthermore, Tenant shall be responsible for and shall pay before delinquency any sales, use, service, parking and other similar taxes imposed upon Tenant by the City, or by any other governmental or administrative body, entity, or agency, in respect of business operations conducted by Tenant, or imposed or assessed for the use and operation of the Premises. Landlord shall pay any rent tax, lease tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the Rent or otherwise respecting this Lease, except as set forth in the first two (2) sentences of this Section 4.04.

V. PERMITS, LICENSES, FIXTURES AND EQUIPMENT

5.01. Landlord is not obligated under this Lease to secure to Tenant the use of any space in any street, sidewalk or alley adjoining the Premises. Tenant agrees to procure and maintain at its own expense all necessary permits, licenses and other approvals and all necessary bonds required by any governmental authority having jurisdiction over the Premises for Tenant’s operations and use of the Premises, including without limitation any driveway or sidewalk crossing permits; provided, however, that if the physical condition of the Premises at the commencement of the Term does not comply with applicable laws such that the governing authority or authorities will not issue such permit(s), license(s) or other approval(s) (collectively, “Necessary Permits”), then Tenant’s obligations under this Lease shall be suspended, and Rent shall be abated, until Landlord, at its expense, places the Premises in a condition permitting such issuance and Tenant is afforded a reasonable time in which to obtain the Necessary Permits. Tenant shall pay any renewal fees or charges for such permits, licenses, other approvals and bonds. All such permits, licenses, other approvals and bonds, other than the license to operate the Premises as a parking facility, shall be in the name of the Landlord, unless otherwise required by the applicable governmental authority having jurisdiction over the Premises for Tenant’s operation and use of the Premises. All expenses incurred by Tenant in procuring and maintaining such permits, licenses or other approvals, and such bonds as may be necessary in connection therewith shall be paid by Tenant.

5.02. Subject to the provisions in Section 3.11 and 5.03 of this Lease, Tenant shall have the right to order and install in the Premises, and to remove upon termination of this Lease, at its own expense such fixtures and equipment as it may reasonably determine from time to time to be necessary for its operation and use of the Premises. The costs and expenses related to any fixtures and equipment owned by Tenant and installed or used on the Premises or ordered by Tenant and installed or used on, or removed from, the Premises shall be borne by Tenant.

5.03. “Landlord’s Fixtures and Equipment” shall be the property of Landlord and shall include (a) all fixtures and equipment on the Premises at the commencement of this Lease, (b) all fixtures and equipment thereafter ordered and installed by Landlord at its expense, (c) all fixtures and equipment ordered and installed by Tenant at its expense, excluding trade fixtures and personal property and (d) any other fixtures and equipment remaining on the Premises more than thirty (30) days after the termination of this Lease or any extension or renewal hereof. Title to Landlord’s Fixtures and Equipment shall be taken and held in Landlord’s name or, if originally taken or held in Tenant’s name, shall immediately upon Landlord’s request be transferred by Tenant to Landlord’s name. Tenant shall not remove Landlord’s Fixtures and Equipment from the Premises at any time without Landlord’s prior approval.

VI. INSURANCE

6.01. Tenant shall, at its expense, procure and keep in full force and effect during the entire Term and any subsequent term created by any extension or renewal of this Lease the following insurance policies, providing the following coverage to Tenant and Landlord, and their respective trustees, beneficiaries, directors, officers, employees, partners, agents and other representatives:

(a) Worker’s Compensation insurance in compliance with the Worker’s Compensation Act of the State;

(b) Employer’s liability insurance on all employees for the Premises not covered by the Worker’s Compensation Act, for occupational accidents or disease, for limits of not less than One Million and no/100 ($1,000,000) Dollars for any one occurrence, or whatever is necessary to satisfy the requirements of the umbrella liability insurance specified in Section 6.01(g) below;

(c) Commercial general liability insurance on an occurrence form basis with limits of not less than $2,000,000 per occurrence with an annual aggregate limit of $2,000,000 per location;

(d) Intentionally omitted.

(e) Garagekeepers’ legal liability insurance, insuring the automobiles parked by Tenant’s attendants at the Premises, with limits of liability not less than $1,000,000 per occurrence;

(f) Comprehensive crime insurance including employee theft, premises and transit coverage, and depositor’s forgery coverage with limits of liability as to any given occurrence of $1,000,000 for monies and securities inside and outside the Premises;

(g) Umbrella liability insurance, in excess following form, with an annual aggregate limit of not less than (i) $50,000,000 with respect to general liability coverage, and (ii) $15,000,000 with respect to garagekeepers’ legal liability coverage; and

(h) Primary, noncontributory, “all-risk” property damage insurance covering Tenant’s personal property, business records, fixtures and equipment (excluding Landlord’s Fixtures and Equipment), for damage or other loss caused by fire or other casualty or cause including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, explosion and other insurable risks in amounts not less than the full insurable replacement value of such property and full insurable value of such other interests of Tenant (subject to reasonable deductible amounts).

All expenses incurred by Tenant in obtaining insurance policies required under this Section 6.01 shall be paid by Tenant.

6.02. The liability insurance policies required under Section 6.01(c) through (g) of this Lease to be procured and kept by Tenant shall be appropriately endorsed to cover the following described persons and entities as additional insureds: Landlord, and its partners, beneficiaries, trustees, affiliates, employees, agents, directors and officers, and such other parties as Landlord shall designate in writing to Tenant.

6.03. All insurance required under Section 6.01 shall be in such companies as shall be satisfactory to Landlord, and all such policies shall provide that they may not be canceled or altered without at least fifteen (15) days’ prior written notice to Landlord, and that as to any additional insured the coverage provided is primary with any other insurance carrier by an additional insured being excess and non-contributory. Tenant shall promptly deliver satisfactory certificates of such insurance to Landlord and renewal policies shall be obtained and delivered to Landlord prior to the expiration of any policies furnished hereunder.

6.04. Landlord shall maintain during the Term comprehensive (or commercial) general liability insurance, with limits of not less than $1,000,000 combined single limit for personal injury, bodily injury or death, or property damage or destruction (including loss of use thereof) for any one occurrence. Landlord shall also maintain during the Term primary, non-contributory, extended coverage or “all-risk” property damage insurance, in an amount equal to at least ninety percent (90%) of the full insurable replacement value of the Premises (exclusive of the costs of excavation, foundations and footings, and such risks required to be covered by Tenant’s insurance, and subject to reasonable deductible amounts), or such other amount necessary to prevent Landlord from being a co-insured, and such other coverage as Landlord shall deem appropriate.

VII. WAIVER OF SUBROGATION; INDEMNIFICATION

7.01. By this Article, Landlord and Tenant intend that their respective property loss risks shall be borne by responsible insurance carriers to the extent provided in Article 6, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for losses and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right of the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that such waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

7.02. Except to the extent arising from the intentional or negligent acts of Landlord, its agents or employees, Tenant shall defend, indemnify and hold harmless Landlord, its agents and employees from any and all liabilities, losses, costs, claims, damages and expenses asserted against or incurred by Landlord in connection with (a) Tenant’s violation of this Lease, or (b) any injury to or death of any person or any damage to property arising in connection with Tenant’s operation of the Premises. Except to the extent arising from the intentional or negligent acts of Tenant, its agents or employees, Landlord shall defend, indemnify and hold harmless Tenant, its agents and employees from any and all liabilities, losses, costs, claims, damages and expenses asserted against or incurred by Tenant in connection with (a) Landlord’s violation of this Lease or (b) any injury to or death of any person or damage to property arising in connection with Landlord’s leasing of the Premises.

7.03. This Article VII shall survive the termination of this Lease and any extension or renewal hereof.

VIII. SUBORDINATION

8.01. This Lease is subject and subordinate to all Mortgages (as defined in Section 16.05) now or hereafter placed upon the Premises and all other encumbrances and matters of public record applicable to the Premises; provided, this Lease shall only be subordinate to Mortgages entered after the date of this Lease, if the Holders (as defined in Section 16.02) thereof agree to recognize this Lease, and not disturb Tenant’s occupancy hereunder (so long as Tenant does not commit an uncured default hereunder). Any Holder may elect to make this Lease prior to the lien of its Mortgage, by written notice to Tenant, and if the Holder of any prior Mortgage shall require, this Lease shall be prior to any subordinate Mortgage. Tenant will, upon written demand by Landlord, execute such instruments as may be required at any time and from time to time to confirm the matters set forth in this Article in recordable form.

IX. SPECIAL REMEDIES OF LANDLORD

9.01. If Tenant fails to keep the Premises in good repair in accordance with its obligations as set forth in Sections 3.05 and 3.07, above, or to procure any and pay for insurance as required by this Lease, Landlord may at its election upon no less than ten (10) days’ prior written notice to Tenant (and Tenant’s failure to cure within ten (10) days after its receipt of such notice), but shall not be required to, undertake any such repairs or procure any such insurance and pay the premiums therefor, and in such event Tenant agrees to pay any and all such expenses so incurred by Landlord and to pay Landlord interest on the amount of the expenses so incurred by Landlord at the rate of eight percent (8%) per annum, compounded annually, from the time of completion of such repairs or of procurement of such insurance.

9.02. If Tenant fails to conduct its parking operations in the Premises at any time during the term of this Lease for a period of more than three consecutive days as required by Section 3.01, unless prevented by causes beyond Tenant’s reasonable control, Landlord may treat such failure as a default under this Lease and shall have the remedies provided for in Article XII, except that no more than three days’ notice of such default need be served on Tenant in lieu of the notice period provided in Section l2.01(a)(ii).

X. EMINENT DOMAIN

10.01. In case the entire Premises shall be taken under eminent domain proceedings, this Lease shall terminate and come to an end on the day when Tenant is deprived of possession of the Premises under such proceedings and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease or any extension or renewal hereof.

10.02. In case any substantial portion of the Premises is taken by the exercise of the power of eminent domain, either party may at its option terminate this Lease as of the day when Tenant is deprived of possession of the Premises under such proceeding, such option to be exercised by giving the other party notice in writing not later than ten (10) days after judgment of condemnation. If such option is not so exercised, or if less than a substantial portion of the Premises is taken, (i) Landlord at its expense shall, after the date (the “Taking Date”) on which the condemnor takes possession of the portion so condemned, commence to make such changes or modifications as are necessary for Tenant to continue its operations and use of the Premises, and (ii) Base Rent shall be reduced by an amount that is equitable when viewed in the context of the number of parking spaces taken as well as the additional respects (if any) in which said taking adversely impacts Tenant’s operation of the Premises. Both parties agree to act reasonably and in good faith in making the aforesaid determination.

10.03. In case all or a material portion of the Premises shall be taken under eminent domain proceedings, Landlord shall have the option to terminate this Lease upon forty-five (45) days notice, provided such notice is given no later than ninety (90) days after the judgment of condemnation.

10.04. In any event, in case of any eminent domain proceedings affecting the Premises, Landlord shall receive the entire award without any deduction therefrom for any present or future estate or interest of Tenant, in the same manner and to the same extent as if this Lease were not in existence; and Tenant hereby assigns to Landlord all right, title and interest it might otherwise have in and to any and all such compensation together with any and all rights, estate and interest of Tenant now existing or hereinafter arising in and to any such award or any part thereof.

XI. FIRE OR OTHER CASUALTY

11.01. If the Premises are damaged or destroyed by fire or other casualty, Landlord shall promptly repair or restore the Premises, as the case may be, at its expense, unless Landlord shall notify Tenant within thirty (30) days after such damage or destruction that it has elected to terminate this Lease effective as of the date of damage or destruction. From and after the date (the “Casualty Date”) of such casualty until the date on which either (i) such repair or restoration is completed, or (ii) this Lease is terminated by reason of Landlord’s election as aforesaid, Base Rent shall be reduced by an amount that is equitable when viewed in the context of the number of parking spaces taken as well as the additional respects (if any) in which said taking adversely impacts Tenant’s operation of the Premises. Both parties agree to act reasonably and in good faith in making the aforesaid determination.

XII. DEFAULT

12.01. (a) Subject to Section 12.01(b), it is agreed that (i) if the Rent or any part thereof shall remain unpaid for ten (10) days after written notice thereof to Tenant, or (ii) if default shall be made in any of the covenants and agreements herein contained to be kept and performed by Tenant (other than the covenant to pay Rent), unless such default is cured within fifteen (15) days after notice to Tenant specifying such default (or, if such default is of such nature that it cannot reasonably be cured within fifteen (15) days, if Tenant shall fail to commence curing such default promptly after receipt of such written notice from Landlord or shall fail thereafter to proceed with the prompt curing of such default), or (iii) if Tenant shall abandon or vacate the Premises during the term of this Lease, or (iv) if any proceedings shall be commenced to declare Tenant bankrupt or insolvent or to delay, reduce, or modify Tenant’s debts or obligations, or if any assignment of Tenant’s property shall be made for the benefit of its creditors or if a receiver shall be made for the benefit of its creditors or if a receiver or trustee is appointed for Tenant’s property or business, and such proceedings shall not be terminated favorably to Tenant or such assignment or appointment shall not be revoked within thirty (30) days after notice to Tenant specifying such breach or default, then Landlord may treat the occurrence of any one or more of the foregoing events as a breach of this Lease and thereupon at its option, without further notice of demand of any kind to Tenant or any other person, may, in addition to all other remedies provided by law, terminate this Lease and the term created hereby, in which event Landlord may forthwith repossess the Premises.

(b) If Tenant commits a material default (as hereinafter defined) under this Lease, Landlord may, in addition to the remedies set forth in subsection (a) above, at its option, exercise the following remedies:

(1) Landlord may terminate the Lease (as set forth above) and recover forthwith as damages a sum of money equal to the value of the Rent and other sums provided to be paid by Tenant for the balance of the stated Term, and any other sum of money and damages owed by Tenant to Landlord. The value of the Rent for the foregoing period shall be computed on the basis of the average monthly Rent paid during the last preceding twelve-month period or for any shorter period during which this Lease has been in effect.

(2) Landlord may terminate Tenant’s right of possession and may repossess the Premises by forcible entry and detainer suit or otherwise, without demand or notice of any kind to Tenant (except as hereinabove expressly provided for) and without terminating this Lease, in which event Landlord shall use reasonable, good faith efforts to re-let all or any part of the Premises for such rent and upon such terms shall be satisfactory to Landlord (including the right to re-let the Premises for a term greater or lesser than that remaining under the stated Term). For the purpose of such reletting, Landlord may make any repairs, changes, alterations or additions in or to the Premises that may be necessary or convenient; and if the Premises are not re-let or a sufficient sum shall not be realized from such reletting, after paying all of the costs and expenses of such reletting and the collection of the rent accruing, Tenant shall pay to Landlord as damages a sum equal to the amount of the Rent reserved in this Lease for such period or periods, or, if the Premises have been re-let, Tenant shall satisfy and pay any such deficiency upon demand therefor from time to time; provided, however, that notwithstanding anything herein to the contrary, Landlord shall not be entitled to recover on account of Rent an amount in excess of Rent for three (3) months after Landlord terminates Tenant’s right to possession of the Premises. Tenant agrees that Landlord may file suit to recover any such sums falling due under the terms of this Subsection 12.01(b) from time to time and that any suit or recovery of any portion due Landlord hereunder shall be no defense to any subsequent action brought for any amount not heretofore reduced to judgment in favor of Tenant.

Landlord’s exercise of the remedy set forth in Section 12.01(b)(2) shall not preclude a later exercise of the remedy set forth in Section 12.01(a). For the purposes of Section 12.02(b) only, a “material default” shall mean either (a) a failure by Tenant, continuing after the expiration of the applicable cure period, to pay Rent as set forth in Section 12.01(a) or (b) or any other default, continuing after the expiration of the applicable cure period, as set forth in Section 12.01(a) (limited, however, to proceedings voluntarily filed by Tenant as to clause (iv) of said Section) or Section 9.02 which is found to be a material default by a court of competent jurisdiction.

12.02. No waiver of any condition expressed in the Lease shall be implied by any neglect of Landlord to declare a forfeiture or take any other action on account of the violation of such condition if such violation be continued or repeated subsequently, and no express waiver shall affect any condition other than the one specified in such waiver, and that one only for the time and in the manner specifically stated; if Landlord shall fail to take action of any kind upon any failure of Tenant to pay any installments of Rent when due, such forbearance or failure or neglect to take prompt action shall not constitute or be construed to constitute a waiver or evidence of a waiver by Landlord of any right reserved to Landlord herein, but Landlord shall have the right at any time or all times thereafter to enforce a prompt and strict compliance with the terms of this Lease, regardless of any and all former acts of forbearance or failure to insist upon a prompt or strict compliance with any of the terms, covenants and conditions of this Lease.

12.03. In the event of any litigation between the parties, the prevailing party shall be entitled to obtain, as part of the judgment, all reasonable attorneys’ fees, costs and expenses incurred in connection with such litigation, except as may be limited by applicable law. In the interest of obtaining a speedier and less costly hearing of any dispute, the parties hereby each irrevocably waive the right to trial by jury.

XIII. UNPAID RENT LIEN; INTEREST

13.01. The Rent hereby reserved or any amount that may become due from the Tenant to Landlord under the terms of this Lease shall be and it is hereby declared to be a valid and first lien upon any and all improvements that may be placed or installed by the Tenant upon or in the Premises and upon the interest of the Tenant in this Lease and the Premises, which lien may be foreclosed in equity at any time when money is overdue under this Lease, and Landlord shall be entitled to a receiver of said leasehold interest to be appointed in any such foreclosure proceeding who shall take possession of the Premises and who may re-let the same under the orders of the court appointing him, and Landlord is also hereby given a first lien for the monies which may at any time be due under this Lease upon any and all personal property belonging to Tenant upon the Premises used in connection therewith.

XIV. SURRENDER OF POSSESSION

14.01. Upon the termination of this Lease or any extension or renewal hereof, by lapse of time or otherwise, Tenant will at once surrender and deliver up the Premises to Landlord in the same condition as at the commencement of the Term, excepting only (a) reasonable wear and tear, (b) damage by any condemnation or casualty, and (c) any change in condition attributable to Landlord’s failure to perform its obligations hereunder. Notwithstanding anything contained herein to the contrary, Tenant may terminate this Lease without cause at any time after three (3) months subsequent to the Commencement Date, effective upon at least forty-five (45) days advance written notice.

XV. ASSIGNMENT AND SUBLEASE

15.01. Tenant may, without prior consent of the Landlord, assign or transfer its interest in this Lease by operation of law or otherwise, to any of its affiliated entities of which Marc Baumann is the Chief Executive Officer (any such entity to which an assignment or transfer is made being sometimes hereinafter referred to as a “transferee”). In case of any permitted transfer or assignment, as above provided, prompt written notice thereof shall be given to Landlord, and such transferee shall expressly assume Tenant’s obligations under this Lease.

15.02. Tenant shall not sublet the Premises or any part thereof (except for Tenant’s normal business practice of subleasing or licensing parking spaces on a month-to-month basis in connection with operating a public parking facility using forms which have been previously approved by Landlord), nor, except as is otherwise permitted pursuant to Section 15.01 hereof, assign this Lease nor permit by operation of law any transfer of its interest in this Lease or of its interest in the Premises acquired under this Lease, without the written consent of Landlord first had and obtained, which consent Landlord may withhold arbitrarily and in its sole and absolute discretion and any such attempted subletting, assignment or transfer of the interest of Tenant in this Lease or in the Premises acquired under this Lease, without the prior written consent of Landlord, shall be null and void and of no effect. If at any time during the term of this Lease any part or all of the corporate shares of Tenant, Tenant’s parent or any other transferee corporation permitted under Section 15.01 shall be transferred voluntarily or by operation of law or by other disposition so as to result in a change in the present control of said corporation other than as permitted in Section 15.01, Landlord may terminate this Lease or any extension or renewal hereof at any time after such change in control by giving Tenant forty-five (45) days prior written notice of such termination.

15.03. Landlord’s interest in this Lease shall be freely assignable, and upon any such assignment Landlord shall be relieved of any and all obligations thereafter arising under this Lease.

15.04. No assignment or other transfer of all or part of Tenant’s interest in this Lease or sublease of all or part of the Premises shall be deemed to waive or modify any of the terms or conditions of this Lease including, without limitation, Tenant’s liability for the Premises.

15.05. Upon any termination of this Lease by Tenant or Landlord on or prior to its scheduled expiration date (whether pursuant to Article XIV or pursuant to any other provision of this Lease), Tenant shall, upon Landlord’s request, which request shall be made during any applicable notice period, assign Tenant’s interest in any or all parking agreements with monthly parkers as Landlord shall designate as the new tenant of the Premises. Notwithstanding anything contained herein to the contrary, Tenant’s early termination of this Lease shall not be effective until Tenant executes such assignments, if Landlord so requests and such request is made during any applicable notice period. Landlord’s early termination of this Lease shall not be effective, at Landlord’s option, until Tenant executes such assignments, if Landlord so requests and such request is made during any applicable notice period.

XVI. DEFINITIONS

16.01. “Default Rate” shall mean eighteen percent (18%) per annum, or the highest rate permitted by applicable law, whichever shall be less.

16.02. “Holder” shall mean the holder of any Mortgage at the time in question, and where such Mortgage is a ground lease, such term shall refer to the ground lessor.

16.03. “Monthly Gross Receipts” means the total monthly revenues received by Tenant from its operation and use of the Premises including, without limitation, (a) sums for the parking or storage of motor vehicles, whether on an hourly, daily, weekly, monthly or other basis, (b) any late fees for delinquent parking charges, (c) business interruption insurance proceeds, and (d) any shortfall payment received from Landlord as provided in Section 3.02(e). If any revenues for the use of the Premises are mistakenly remitted by the user directly to Landlord, Landlord agrees to promptly remit all such revenues to Tenant. Notwithstanding the foregoing, however, there shall be excluded from Monthly Gross Receipts those (i) amounts payable by Tenant to any governmental authority on account of parking taxes, sales or use taxes, service taxes or similar taxes or charges imposed or assessed relative to the use and operation of the Premises, including without limitation any amounts payable by Tenant pursuant to Section 4.04 above; (ii) credit card, debit card, electronic funds transfer or other payment processing fees; and (iii) fees for use of customer-facing technology solutions including, without limitation, Sphere Commerce™ or Parking.com (if applicable).

16.04. “Mortgage” shall mean all mortgages, deeds of trust, ground leases and other such encumbrances now or hereafter placed upon the Premises, or any part thereof, and all renewals, modifications, consolidations, replacements or extensions thereof, and all indebtedness now or hereafter served thereby and all interest thereon.

16.05. “Person” shall mean an individual, trust, partnership, joint venture, association, corporation or any other entity.

XVII. COVENANTS RUNNING WITH LAND

17.01. All covenants, agreements, conditions and undertakings contained in this Lease shall extend and inure to and be binding upon the permitted successors and assigns of Landlord and Tenant and shall be construed as covenants running with the Land.

XVIII. NOTICES OR DEMANDS

18.01. All notices or demands under this Lease shall be in writing and shall be served personally, by national overnight air courier service or by certified mail, return receipt requested, addressed to:

Landlord:		With a copy (which shall not constitute notice) to:
181 High Street LLC		Winston & Strawn LLP
134 N. 4th Street, Suite 2007		2121 N. Pearl Street, Suite 900
Brooklyn, New York 11249		Dallas, Texas 75201
Attn:	Charles J. Follini	Attn:	Kenneth L. Betts

Tenant:		With a copy to:
SP Plus Corporation		SP Plus Corporation
200 East Randolph, Suite 7700		7115 Longfield Court
Chicago, IL 60601		New Albany, OH 43054
Attn:	Legal Department	Attn:	Thomas Hagerman, Senior Vice President

or such other addresses as the parties may therefore designate by written notice so delivered. Each such notice or demand shall be deemed delivered immediately, if personally delivered; the next business day, if sent by national overnight air courier service; or on the date on which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if sent by certified mail.

XIX. CONVEYANCE BY LANDLORD AND LIABILITY

19.01. In case Landlord or any successor owner of the Premises shall convey or otherwise dispose of any portion thereof to another Person (and nothing herein shall be construed to restrict or prevent such conveyance or disposition), such other Person shall thereupon be and become landlord hereunder and shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord which first arise after the date of conveyance, and Tenant shall attorn to such other Person, and Landlord or such successor owner shall, from and after the date of conveyance, be free of all liabilities and obligations hereunder not then incurred. The liability of Landlord to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s management, leasing, repair, renovation, alteration, or any other matter relating to the Premises, shall be limited to the interest of Landlord in the Premises (and the rental proceeds thereof). Tenant agrees to look solely to Landlord’s interest in the Premises (and the rental proceeds thereof) for the recovery of any judgment against Landlord, and Landlord shall not be personally liable for such judgment or deficiency after execution thereon. The limitations of liability contained in this Article shall apply equally and inure to the benefit of Landlord’s present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future general or limited partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust) have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding the foregoing to the contrary, Landlord shall have personal liability for insured claims, beyond Landlord’s interest in the property (and rental proceeds thereof), to the extent of Landlord’s liability insurance coverage available for such claims.

XX. MISCELLANEOUS

20.01. Landlord warrants that it has full authority to enter into this Lease, that upon the execution hereof, the same shall be in full force and effect and enforceable according to its terms and that the rights, if any, of third persons acting by or through Landlord will not impair or impede the faithful performance hereof.

20.02. Tenant warrants that its President or any Senior Vice President is duly authorized and empowered on its behalf to enter into this Lease.

20.03. The respective parties shall be deemed to occupy the status of landlord and tenant, and neither shall be considered, as a result hereof, to be a partner or employee or agent of or engaged in a joint venture with the other. Neither party shall be liable for the debts incurred by the other.

20.04. During the Term of this Lease, Tenant shall perform its duties herein diligently, assiduously and energetically with a view toward maximizing its Gross Receipts and shall not, except at time when the Premises are full to capacity, direct any business from the Premises to any other parking facilities owned, operated or leased by Tenant, its parent or the affiliates of either.

20.05. All workmen or employees employed by Tenant in connection with its use of the Premises shall be deemed to be its employees and not in any sense the employees of Landlord.

20.06. No creditor of Landlord or Tenant shall have any rights, whether as a third-party beneficiary or otherwise, by reason of any of the provisions of this Lease.

20.07 The parties agree that as of the Commencement Date, the Management Agreement (as amended) for the Premises dated April 2008 between Landlord and Tenant shall be terminated. Any amounts owed to Landlord and/or Tenant pursuant to the Management Agreement for the month of operations prior to the Commencement Date shall be paid within fifteen (15) days after Landlord and/or Tenant invoices Tenant and/or Landlord for such amount. Such invoice shall not be provided to Landlord and/or Tenant later than forty-five (45) days after the Commencement Date.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed by their duly authorized officers and their respective seals affixed and attested the day and year first above written.

LANDLORD:		TENANT:

181 High Street LLC,		SP Plus Corporation,
a Maine limited liability company		a Delaware corporation

By:	NOYACK Medical Partners LLC
a New York limited liability company,
its Manager

By:	/s/ Charles J. Follini	By:	/s/ Thomas Hagerman
Name:	Charles J. Follini	Name:	Thomas Hagerman
Title:	Managing Principal	Title:	Senior Vice President

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